Exhibit 5.1

[Letterhead of Andrews Kurth LLP]

May 14, 2014

LDR Holding Corporation

13785 Research Boulevard, Suite 200

Austin, Texas 78750

RE:	LDR Holding Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to LDR Holding Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sale by certain selling stockholders of up to an additional 178,352 shares (the “Shares”), including shares that may be sold upon exercise of the underwriters’ option to purchase additional shares, of the Company’s common stock, par value $0.001 per share (“Common Stock”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-194991), which was declared effective on May 14, 2014, including the prospectus which forms part of the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company on file with Secretary of State of the State of Delaware, (ii) the Amended and Restated Bylaws of the Company, as certified to us by a Company officer, (iii) a purchase agreement to be entered into by and among the Company, certain selling stockholders and the underwriters (the “Purchase Agreement”), (iv) certain resolutions of the Board of Directors of the Company, as certified to us by a Company officer, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to all matters of fact material to such opinion, we have relied upon representations of officers of the Company.

In our examination, we have assumed and have not independently established or verified (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified, conformed, photostatic or faxed copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware (which is deemed to include the statutory provisions thereof, applicable provisions of the Delaware Constitution and reported judicial opinions interpreting the foregoing), and we render no opinion with respect to the laws of any other jurisdiction.

LDR Holding Corporation

May 14, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein, or of any subsequent changes in applicable law.

Respectfully submitted,

/s/ Andrews Kurth LLP

Andrews Kurth LLP